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                                                                  Exhibit 99

FOR FURTHER INFORMATION

AT THE COMPANY:
Phillip J. Pacey
Vice President & Chief Financial Officer
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE
MONDAY MAY 3, 2004


             FALCON PRODUCTS, INC. FILES BUSINESS PLAN TO COMPLY
            WITH LISTING REQUIREMENTS OF NEW YORK STOCK EXCHANGE

         St. Louis, Missouri, May 3, 2004 -- Falcon Products, Inc. (NYSE:
FCP), a leading manufacturer of commercial furniture, today announced it has submitted a business plan in order to comply with the continued listing requirements of the New York Stock Exchange (the "Exchange"). The Company's plan, if accepted, will be reviewed for ongoing compliance with its goals and objectives.

         This effort follows a formal notice from the Exchange that Falcon Products, Inc. is below the Exchange's continued listing criteria of a total market capitalization of not less than $50 million over a 30-day trading period and shareholders' equity of not less than $50 million. The Company believes its business plan, when implemented, should meet the requirements for shareholder equity and market capitalization within the required timeframe. At the end of the first quarter of 2004, the Company's shareholder equity was $27.1 million. The Company's total market capitalization, based on 9.8 million shares of common stock outstanding at a closing price of $4.85 on April 30, 2004, was $47.5 million.

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements, involve risks and uncertainties which could impact future financial performance, including, but not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting industry conditions and general demand for products. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any intent or obligation to update any forward-looking statements.